Exhibit 2.2

Consolidated Financial Statements of

For the years ended March 31, 2014 and 2013

CERES GLOBAL AG CORP.
Table of Contents
March 31, 2014 and 2013

Page

Management’ Responsibility for Financial Reporting

Independent Auditors’ Report

Consolidated Balance Sheets	1

Consolidated Statements of Comprehensive Loss	2

Consolidated Statements of Cash Flows	3

Consolidated Statements of Changes in Shareholders’ Equity	4

Notes to the Consolidated Financial Statements	5 - 43

Management’s Responsibility for Financial Reporting

These consolidated financial statements of the Corporation are the responsibility of management.  The consolidated financial statements were prepared by management in accordance with International Financial Reporting Standards (“IFRS”) using information available to June 16, 2014 and management’s best estimates and judgments, where appropriate.

Management has established a system of internal accounting and administrative controls to provide reasonable assurance that assets are safeguarded from loss or unauthorized use, transactions are properly authorized and recorded, and financial records are properly maintained for the preparation of reliable financial statements.

The Board of Directors discharges its responsibility for the consolidated financial statements primarily through its Audit Committee, which comprises members of the Board of Directors.  The Audit Committee meets with management and with the external auditors to discuss the results of the audit examination and review the consolidated financial statements of the Corporation.  The Audit Committee also considers, for review by the Board and approval by the shareholders, the engagement or re-appointment of the external auditors.  The financial statements have been approved by the Board of Directors and have been audited by KPMG LLP, Chartered Accountants, in accordance with Canadian generally accepted auditing standards.  Their Independent Auditors’ Report outlines their responsibilities, the scope of their audit, and their opinion on the accompanying consolidated financial statements.  KPMG LLP has full and unrestricted access to the Audit Committee.

Michael Detlefsen	Amy Stephenson
Chief Executive Officer	Chief Financial Officer

KPMG LLP	Telephone	(204) 957-1770
Suite 2000 - One Lombard Place	Fax	(204) 957-0808
Winnipeg MB R3B 0X3	Internet	www.kpmg.ca
Canada

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Ceres Global Ag Corp.

We have audited the accompanying consolidated financial statements of Ceres Global Ag Corp., which comprise the consolidated balance sheets as at March 31, 2014 and March 31, 2013, the consolidated statements of comprehensive loss, changes in shareholders' equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership end a member firm of the KPMG Network of independent member firms affiliated with KPMG International Cooperative ("KPMG international, a Swiss entity KPMG Canada provides services to KPMG LLP

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Ceres Global Ag Corp. as at March 31, 2014 and March 31, 2013, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Chartered Accountants

June 16, 2014

Winnipeg, Canada

CERES GLOBAL AG CORP.
Consolidated Balance Sheets
		March 31,	March 31,
	Note	2014	2013
ASSETS
Current
Cash		$12,009,400	$20,443,836
Portfolio investments owned, at fair value	5	848,163	6,488,254
Due from Brokers	6	4,620,007	11,943,310
Derivatives	14(a)	2,965,891	2,311,882
Accounts receivable, trade		6,757,757	13,215,771
Inventories, grains	7	113,320,466	164,750,108
GST - HST recoverable		1,469,543	-
Income taxes recoverable		58,465	-
Assets held for sale	8	18,233,455	-
Prepaid expenses and sundry assets		1,477,376	1,458,362
Current assets		161,760,523	220,611,523
Investments in associates	9	4,625,667	4,349,467
Intangible assets		331,650	304,800
Investment property	10	14,803,988	4,975,921
Property, plant and equipment	11	50,687,083	66,007,982
Non-current assets		70,448,388	75,638,170
TOTAL ASSETS		$232,208,911	$296,249,693

LIABILITIES
Current
Bank indebtedness	12	$71,746,950	$116,327,864
Accounts payable and accrued liabilities		7,567,634	5,296,033
Repurchase obligations	13	15,941,080	27,130,501
Derivatives	14(a)	1,752,256	1,627,645
Income taxes payable		-	260,539
Management fees payable	17(a)	-	250,763
Due to Manager	17(b)	-	268,565
Provision for future payment to Front Street Capital	17(a)	970,000	-
Current liabilities		97,977,920	151,161,910
Non-current liability, deferred income taxes	18(a)	156,534	207,272
TOTAL LIABILITIES		98,134,454	151,369,182
SHAREHOLDERS' EQUITY
Common shares	15(e)	137,100,022	138,298,904
Warrants	15(e)	-	202,384
Deferred share units	16	62,500	-
Contributed surplus		9,228,422	9,026,038
Currency translation account		8,072,943	(1,292,904)
Deficit		(20,389,430)	(1,353,911)
TOTAL SHAREHOLDERS' EQUITY		134,074,457	144,880,511
CONTINGENT LIABILITY	23
SUBSEQUENT EVENT	24
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$232,208,911	$296,249,693

The accompanying notes are an integral part of these financial statements.

ON BEHALF OF THE BOARD

Signed "James Vanasek"	Director	Signed "Doug Speers"	Director

CERES GLOBAL AG CORP.
Consolidated Statements of Comprehensive Loss
For the years ended March 31

	Note	2014	2013

REVENUES		$232,353,830	$223,079,919
Cost of sales		(227,982,570)	(221,040,333)
GROSS PROFIT		4,371,260	2,039,586
General and administrative expenses		(17,227,514)	(10,641,561)
LOSS FROM OPERATIONS		(12,856,254)	(8,601,975)
Finance loss	14(b)	(2,918,839)	(4,664,051)
Finance expenses		(4,717,551)	(11,620,188)
Loss on impairment of assets held for sale	8	(763,201)	-
Gain on sale of property, plant and equipment		199,540	9,598,255
LOSS BEFORE INCOME TAXES AND THE UNDERNOTED ITEM		(21,056,305)	(15,287,959)
Income taxes recovered		(1,322,628)	(2,571,270)
LOSS BEFORE THE UNDERNOTED ITEM		(19,733,677)	(12,716,689)
Share of net income in investments in associates	9	463,700	1,231,563
NET LOSS FOR THE YEAR		(19,269,977)	(11,485,126)
Other comprehensive gain for the year
Gain on translation of foreign currency accounts of foreign operations		9,365,847	1,997,975
TOTAL COMPREHENSIVE LOSS FOR THE YEAR		$(9,904,130)	$(9,487,151)
WEIGHTED-AVERAGE NUMBER OF SHARES FOR THE YEAR		14,260,601	14,397,241
LOSS PER SHARE
Basic		$(1.35)	$(0.80)
Diluted		$(1.35)	$(0.80)

Supplemental disclosure of selected information:
Depreciation included in Cost of sales		$2,843,568	$2,777,276
Depreciation included in General and administrative expenses		$156,167	$144,314
Amortization of financing costs included in Finance expenses		$530,988	$1,128,219
Personnel costs included in Cost of sales		$1,527,417	$1,753,086
Personnel costs included in General and administrative expenses		$442,982	$494,053

The accompanying notes are an integral part of these financial statements.

CERES GLOBAL AG CORP.
Consolidated Statements of Cash Flows
For the years ended March 31

	Note
		2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year		$(19,269,977)	$(11,485,126)
Adjustments for:
Depreciation of property, plant and equipment		2,999,735	2,921,590
Realized loss on sale of investments	14(b)	2,974,760	14,931
Unrealized (increase) decrease in fair value of investments	14(b)	(513,896)	4,369,758
Loss on impairment of assets held for sale		763,201	-
Gain on sale of property, plant and equipment		(199,540)	(9,598,255)
Finance expenses		4,717,551	11,620,188
Income taxes recovered	18(a)	(1,322,628)	(2,571,270)
Deferred share units issued to Directors	16	62,500	-
Share of net income in investments in associates		(463,700)	(1,231,563)
		(10,251,994)	(5,959,747)
Changes in non-cash working capital accounts	21	79,030,214	(13,307,434)
Interest paid		(4,634,761)	(10,425,283)
Income taxes recovered		955,867	1,031,289
Cash flow provided by (used in) operating activities		65,099,326	(28,661,175)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments, investments sold short and options		-	(1,050,000)
Proceeds from sale of investments		3,189,928	39,420
Dividend received from associate	9(b)	125,000	-
Repayment of loan receivable from associate		62,500	-
Acquisition of, and costs capitalized on, investment property	10	(9,806,713)	(2,071,720)
Proceeds from sale of property, plant and equipment, net of costs to dispose		1,549,940	12,959,804
Acquisition of property, plant and equipment	11	(2,509,343)	(1,452,058)
Cash flow (used in) provided by investing activities		(7,388,688)	8,425,446
CASH FLOWS FROM FINANCING ACTIVITIES
(Net repayment of) net proceeds from bank indebtedness		(52,670,000)	35,045,500
(Net repayment of) net proceeds from repurchase obligations		(12,939,394)	26,737,963
Financing costs paid		(105,340)	(823,562)
Repayment of long-term debt		-	(48,467,092)
Repurchase of common shares under normal course issuer bid	15(b)	(964,424)	(1,531,991)
Cash flow (used in) provided by financing activities		(66,679,158)	10,960,818
Foreign exchange cash flow adjustment on accounts denominated in a foreign currency		534,084	(15,216)
Decrease in cash for the year		(8,434,436)	(9,290,127)
Cash, beginning of year		20,443,836	29,733,963
Cash, end of year		$12,009,400	$20,443,836

The accompanying notes are an integral part of these financial statements

	Note	Common shares	Warrants	Deferred share units	Contributed surplus	Currency translation account	Retained earnings (deficit)	Total

Balances, April 1, 2013		$138,298,904	$202,384	$-	$9,026,038	$(1,292,904)	$(1,353,911)	$144,880,511
Changes for the year ended March 31, 2014
Expiry of warrants, June 11, 2013	15(c)	-	(202,384)	-	202,384	-	-	-
Repurchases under normal course issuer bid	15(b)	(1,198,882)	-	-	-	-	234,458	(964,424)
Issuance of Deferred Share Units	16	-	-	62,500	-	-	-	62,500
Other comprehensive income		-	-	-	-	9,365,847	-	9,365,847
Net loss for the year		-	-	-	-	-	(19,269,977)	(19,269,977)
Balances, March 31, 2014		$137,100,022	$-	$62,500	$9,228,422	$8,072,943	$(20,389,430)	$134,074,457

Balances, April 1, 2012		$140,678,062	$202,384	$-	$9,026,038	$(3,290,879)	$9,284,048	$155,899,653
Changes for the year ended March 31, 2013
Repurchases under normal course issuer bid	15(b)	(2,379,158)	-	-	-	-	847,167	(1,531,991)
Other comprehensive income		-	-	-	-	1,997,975	-	1,997,975
Net loss for the year		-	-	-	-	-	(11,485,126)	(11,485,126)
Balances, March 31, 2013		$138,298,904	$202,384	$-	$9,026,038	$(1,292,904)	$(1,353,911)	$144,880,511

The accompanying notes are an integral part of these financial statements

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

1.       CORPORATE STATUS, REPORTING ENTITY AND NATURE OF OPERATIONS

Ceres Global Ag Corp. (hereinafter referred to as “Ceres” or the “Corporation”) was incorporated on November 1, 2007, as amended on December 6, 2007, under the provisions of the Business Corporations Act (Ontario). On April 1, 2013, Ceres Global Ag Corp. amalgamated with Corus Land Holding Corp. Thereafter, the amalgamated corporation continued operating as Ceres Global Ag Corp.  Ceres is a corporation domiciled in Canada, and the address of its registered office is 1920 Yonge Street, Suite 200, Toronto, Ontario, Canada, M5S 3E2.

These consolidated financial statements of Ceres as at and for the year ended March 31, 2014 include the accounts of Ceres and its wholly owned subsidiaries Ceres Canada Holding Corp., Riverland Agriculture Limited (“Riverland Canada”), Ceres U.S. Holding Corp., and Riverland Ag Corp. (“Riverland Ag”). All intercompany transactions and balances have been eliminated.

Unless otherwise stated, Riverland Ag and Riverland Canada will be collectively referred to as Riverland Ag.  Riverland Ag is an agricultural cereal grain storage, customer-specific procurement and supply ingredient company that owns and operates ten (10) grain storage, handling and merchandising facilities in the states of Minnesota, New York and Wisconsin, and the province of Ontario, with a combined licensed capacity of 51,000,000 bushels.  Riverland Ag also manages two facilities in Wyoming on behalf of its customer-owner (Note 24).

2.       BASIS OF PREPARATION

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS).  The accounting, estimation and valuation policies, as described below, have been consistently applied to all periods presented herein.

These consolidated financial statements of Ceres, as at and for the years ended March 31, 2014 and 2013, were authorized for issue by the Audit Committee of the Board of Directors on June 16, 2014.

Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars (“CAD”), which is the Corporation’s functional currency.

Basis of measurement

These consolidated financial statements have been prepared on the historical cost basis, except for the following material items in the statement of financial position:

•	Derivative financial instruments are measured at fair value;
•	Financial instruments at fair value through profit or loss are measured at fair value; and
•	Inventories are measured at fair value less costs to sell.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

2.       BASIS OF PREPARATION (continued)

Use of estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant accounting judgments, estimates and assumptions used by management in preparing these consolidated financial statements are described in Note 4.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies described below have been applied consistently to all periods presented in these consolidated financial statements.

Investments in associates

Associates are entities in which Ceres has significant influence, but has no control, over the financial and operating policies. Significant influence is presumed to exist when the Corporation holds between 20 and 50 percent of the voting power of another entity. Ceres has a 25 percent equity ownership interest in two Canadian companies.

Investments in associates are accounted for using the equity method and are recognized initially at cost. The Corporation’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The consolidated financial statements include the Corporation’s share of the after-tax net income (or net loss) and of the changes in equity during a reporting period, after adjustments (if any) to align the accounting policies with those of the Corporation, from the date that significant influence commences until the date that significant influence ceases. If the Corporation’s accumulated share of net losses in an associate were to exceed the carrying amount of its interest in that associate, the carrying amount of that interest, including any long-term investments, would be reduced to nil and the recognition of further losses would be discontinued except to the extent the Corporation were to have an obligation or were to have made payments on behalf of the associate.

The Corporation reviews its investments in associates for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investments may not be recoverable. Evidence of impairment in value might include the absence of an ability to recover the carrying amount of the investments, the inability of the associates to sustain earnings capacity that would justify the carrying amount of the investments, or, where applicable, estimated sales proceeds that are insufficient to recover the carrying amount of the investments. Management’s assessment as to impairment in value, if any, is based on its assessment on whether evidence indicates the carrying amount of the investments is recoverable or whether the investees have the ability to sustain earnings capacity that would justify the carrying amount of the investments. If the recoverable amount of the investments is determined to be less than the carrying amount, an impairment write-down is recorded based on the excess of the carrying amount over management’s estimate of the recoverable amount.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Transaction costs

Portfolio transaction costs include brokerage commissions incurred in the purchase and sale of portfolio securities in which Ceres invests. Corporate transaction costs include costs directly attributable to the acquisition of subsidiaries and the investments in associates. All such costs are expensed in the period incurred and classified with General and administrative expenses in the Statement of Comprehensive Income.

Transaction costs related to the issuance of equity instruments of the Corporation or its subsidiaries are accounted for as a reduction of the stated capital of the equity securities issued. Transaction costs related to the issuance of debt instruments of the Corporation or its subsidiaries are considered in the determination of amortized cost using the effective interest method for the measurement of non-derivative financial liabilities, and relate to bank indebtedness. Transaction costs related to debt instruments are amortized using the straight-line method over the term of the financing arrangement.

Classification of financial instruments

Financial assets
A financial asset is classified at fair value through profit or loss, if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the Corporation manages such investments and makes purchase and sale decisions in accordance with the Corporation’s documented risk management and investment strategies. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognized in net income or loss. Portfolio investments represent non-derivative financial assets classified as held for trading. The Corporation’s unrealized gains on open cash contracts are derivative financial assets classified as held for trading.

Financial assets having fixed or determinable payments, and which are not quoted in an active market are defined as loans and receivables. Such assets are initially recognized at fair value plus directly attributable transaction costs, if any. Thereafter, loans and receivables are measured at amortized cost using the effective interest method, less impairment losses, if any. Loans and receivables include due from Brokers, and accounts receivable, trade.

Financial liabilities
Unrealized losses on open cash contracts are classified as held for trading and valued at fair value through profit or loss.  The provision for future payment to Front Street Capital is also valued at fair value through profit and loss.

Non-derivative financial liabilities of the Corporation include bank indebtedness, accounts payable and accrued liabilities, repurchase obligations, management fees payable, and due to Manager.  These financial liabilities are initially recognized at fair value plus any directly attributable transaction costs. Thereafter, these financial liabilities are measured at amortized cost using the effective interest method.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Classification of financial instruments (continued)

Equity

Common shares and warrants

Common shares and warrants are classified as equity. Incremental costs directly attributable to the issue of common shares and warrants are recognized as a deduction from equity, net of the effects of income taxes, if any.

Contributed surplus

The value of warrants issued that have expired is recognized as contributed surplus, net of the effects of income taxes, if any.

Repurchase of common shares

When common shares recognized as equity are repurchased, the amount of the consideration paid (which may include directly attributable transaction costs) is recognized as a deduction from equity, net of the effects of income taxes, if any. The portion of the consideration paid that represents the value of the stated capital of the shares repurchased is deducted from the carrying amount of common shares. Any difference between the total consideration paid and the stated capital amount of the shares repurchased is added to (or deducted from) retained earnings, as applicable.

Valuation of investments

Portfolio investments are held for trading, and are measured and reported at fair value.  Securities and ownership interests over which the Corporation exercises significant influence or control are accounted for using the equity-accounting model or through consolidation, as appropriate.

As at a reporting date, the fair value of financial instruments traded in active markets (primarily equity securities of public companies and related derivative instruments, if any) is based on the bid price for investments held by the Corporation, and on the asking price for investments sold short, if any. The fair value of financial instruments not traded in an active market (including but not limited to: securities in private companies, warrants and restricted securities) is determined using valuation techniques. Depending on various circumstances, the Corporation may use several methods and makes assumptions based on market conditions existing at each reporting date. Valuation techniques may include, without limitation, the use of comparable recent arm’s length transactions, discounted cash flow analysis, option-pricing models and other valuation techniques commonly used by market participants.

Recognition of investments

Purchases and sales of investments are recognized on the trade date, being the date on which the Corporation commits to purchase or sell an investment. Investments cease to be recognized when the rights to receive cash flows from the investments have expired or the Corporation has transferred substantially all risks and rewards of ownership.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative contracts

Ceres may purchase forward foreign exchange contracts to act as an economic hedge against assets and liabilities denominated in foreign currencies. As at a reporting date, forward foreign exchange contracts are valued based on the difference between the forward contract rate and the forward bid rate (for currency held). Unrealized gains and losses, if any, on these forward contracts used to hedge foreign currency assets and liabilities are presented separately on the Balance Sheet and included in Derivative assets or Derivative liabilities, as applicable, and are recognized in the Statement of Comprehensive Income as a component of Finance income (loss) and included with the change in fair value of investments. Upon the closing out of these contracts, any gains or losses on foreign exchange are reported in Finance income (loss) in the Statement of Comprehensive Income as realized gain (loss) on currency-hedging transactions.

To reduce price risk caused by market fluctuations, Riverland Ag generally follows a policy of using exchange-traded futures and options contracts to minimize its net position of merchandisable agricultural commodity inventories and forward cash purchase and sales contracts. Riverland Ag will also use exchange-traded futures and options contracts as components of merchandising strategies designed to enhance margins. The results of these strategies may be significantly influenced by factors such as the volatility of the relationship between the value of exchange-traded commodities futures contracts and the cash prices of the underlying commodities, and volatility of freight markets.  Derivative contracts have not been designated, and are not accounted for, as fair value hedges.  Management determines fair value based on exchange-quoted prices, and in the case of its forward purchase and sale contracts, estimated  fair value is adjusted for differences in local markets.  Realized and unrealized gains and losses in the value of inventories of merchandisable agricultural commodities, forward cash purchase and sales contracts, and exchange-traded futures contracts are recognized in the Statement of Comprehensive Income as a component of Cost of sales. Unrealized gains and losses on these derivative contracts are recognized in earnings and classified on the Balance Sheet as Due from Broker, Derivative assets or Derivative liabilities, as applicable.

         Fair value measurements

The Corporation must use a three-tier hierarchy as a framework for disclosing fair values, based on inputs used to value the Corporation's investments. This hierarchy is summarized as follows:

•	Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities that can be assessed at the measurement date;
•	Level 2 - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., prices) or indirectly (i.e., derived from prices); and
•	Level 3 - inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Details of the fair value measurements are reported in Note 14(d) (Financial Instruments – Fair value measurements). Changes in valuation methods may result in transfers into or out of an investment's assigned level.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation, transactions and balances of Ceres

Foreign currency transactions are translated into Canadian dollars (“CAD”) using the exchange rates prevailing at the dates of the transactions. As at a reporting date, assets and liabilities denominated in a foreign currency are translated into CAD, as follows:

•	Foreign currency monetary items are translated using the spot exchange rate in effect at the reporting date; and
•	Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate(s) in effect as at the date(s) on which fair value was determined.

Foreign exchange gains or losses resulting from the settlement of such transactions and from the translation as at a reporting date of assets and liabilities denominated in foreign currencies are reflected in the Statement of Comprehensive Income. Translation gains or losses on securities included in the investment portfolio of the Corporation are recognized in Finance income (loss) in the Statement of Comprehensive Income and classified with the change in fair value of investments.

Foreign currency translation, foreign operations of Riverland Ag

Riverland Ag Corp. is a foreign operation and its functional currency is the U.S. dollar (“USD”). For the preparation of these consolidated financial statements, all assets and liabilities are translated into the presentation currency of Canadian dollars using the foreign exchange rate in effect as at the reporting date with income statement accounts translated using the average exchange rate for the reporting or applicable period. Translation adjustments arising from changes in exchange rates are reported as a component of other comprehensive income and form part of the cumulative translation account in shareholders’ equity. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation account related to that foreign operation is reclassified to profit or loss as part of the profit or loss on disposal.

Revenue recognition, net sales and cost of sales

Riverland Ag follows a policy of recognizing sales revenue at the time of delivery of the product and when all of the following have occurred:  a sales agreement is in place, title and risk of loss have passed, pricing is fixed or determinable, and collection is reasonably assured. Grain storage, rental and other operating income are recorded as earned on an accrual basis. Freight costs and handling charges related to sales are presented gross in Revenues and Cost of sales. Other direct and indirect costs associated with inventory and storage, including payroll and benefits of elevator employees, depreciation of buildings, silos and elevators, utilities and other similar costs are classified with Cost of sales.

Income and expenses are recorded on an accrual basis. Investment transactions are recognized on the trade date. Dividend revenues are recognized on the ex-dividend date. Interest and other revenues are recognized as earned. Realized gains and losses from the sale of investments are calculated using the average cost method. The change over a reporting period of the difference between the fair value and the cost of portfolio investments is recognized in Finance income (loss) in the Statement of Comprehensive Income (Loss) as an unrealized increase (decrease) in fair value of investments.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Finance income (loss)

Finance income (loss) pertains to revenues, gains and losses related to the investing activity of the Corporation, and includes:

•	Interest revenues on interest-bearing securities and cash balances;
•	Dividend revenues, if any, from portfolio investments;
•	Realized gains (losses) on sale of portfolio investments;
•	Realized gains (losses) on currency-hedging transactions;
•	Realized and unrealized gains (losses) on foreign exchange; and
•	Unrealized increase (decrease) in fair value of investments.

Depending on the movements of equity and other markets, finance income and losses will vary for each reporting period.  Details of Finance income (loss) for the year are presented in Note 14(b) (Financial Instruments).

Finance expenses

Finance expenses represent the aggregate of interest expense on borrowings and the amortization of financing transaction costs.

Inventories

Inventories represent agricultural grain commodities owned by Riverland Ag, such as oats, spring wheat, barley, corn, and soybeans.  Inventories are stated primarily at fair value less costs to sell.  Certain other inventories stated at the lower of cost or market, with cost determined using the average cost method.  Fair value is primarily determined from market prices quoted on public commodity exchanges, adjusted for expected freight costs to normal delivery points and a price premium or discount to cover local supply and demand factors as estimated by management.  Changes in the fair value less costs to sell inventories of agricultural grain commodities are charged to operations as and when they occur, and such changes are included as a component of cost of sales.

Assets held for sale

Assets are classified as held for sale when all of the following criteria are met:

•	management commits to a plan to sell a property;
•	it is unlikely that the disposal plan will be significantly modified or discontinued;
•	the property is available for immediate sale in its present condition;
•	actions required to complete the sale of the property have been initiated;
•	sale of the property is highly probable and management expects the completed sale will occur within one year; and
•	the property is actively being marketed for sale at a price that is reasonable given its current market value.

Upon designation as an asset held for sale, the Corporation records the carrying value of each property held for sale at the lesser of its carrying value or its fair value less costs to sell, and depreciation is no longer recognized.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

           Indefinite-life intangible assets

Identifiable intangible assets with indefinite lives are not amortized and are tested annually for impairment of value and whenever events or changes in circumstances indicate the carrying amount of the assets may be impaired.  Impairment of identifiable intangible assets with indefinite lives occurs when the fair value of the asset is less than its carrying amount.  If impaired, the asset’s carrying amount is reduced to its fair value.

Riverland Ag holds indefinite-life exchange membership seats on the Minneapolis Grain Exchange, which provide it with the right to process trades directly with that exchange.

Property, plant, and equipment

Property, plant, and equipment are stated at their fair value as at the date of the Acquisition, plus the cost of property, plant and equipment acquired thereafter, less accumulated depreciation and accumulated impairment losses, if any.

Cost includes expenditures that are directly attributable to the acquisition of the asset and to bringing the asset to a working condition for its intended use.

If parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains or losses related to the disposition of property, plant and equipment are recognized in the Statement of Comprehensive Income as other income.

Depreciation is determined over the depreciable amount, being the cost of the asset or other amount substituted for cost, less its residual value, if any. Depreciation is recognized in net income and is calculated using the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Buildings, silos/elevators, and improvements	15 – 31 years
Machinery and equipment	7 – 15 years
Furniture, fixtures, office equipment, computer software and other property, plant and equipment	7 years

Depreciation methods, useful lives of the assets and their residual values are reviewed at fiscal year-end and adjusted if appropriate.

Riverland Ag reviews property, plant, and equipment for impairment at each reporting date to determine whether there is any indication of impairment. If such were the case, the recoverable amount of the asset(s) is estimated. The recoverable amount of an asset is the greater of its value in use (using present value calculations based on a pre-tax discount rate reflecting current market assessments of the time value of money and risks specific to the assets) and its fair value less costs to sell.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        Repurchase obligations

Riverland Ag periodically enters into sale/repurchase agreements, whereby it receives cash in exchange for selling inventory to Macquarie Commodities (USA), Inc. (“MCUSA”) and agrees to repurchase the inventory from MCUSA for a fixed price on a future date.

Riverland Ag recognizes these transactions as borrowings and commodity inventory in its accounts. No sale or purchase is recognized in relation to these transactions.

Income taxes

Income tax expense comprises current and deferred taxes. Current tax and deferred tax are recognized in profit or loss, except to the extent that it relates to a business combination, or to items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted as at the reporting date.  Deferred tax assets and liabilities are offset to the extent that they relate to income taxes levied on the same taxable entity by the same taxation authority.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which they can be utilized. A valuation allowance is established, if necessary, to reduce any deferred tax asset to an amount that is probable to be realized.

Earnings (Loss) per Share

Earnings (Loss) per Share (“EPS”) is reported for basic and diluted net income (loss). Basic EPS is calculated by dividing net income (loss) for the reporting period by the weighted-average number of common Shares outstanding during the reporting period. Diluted EPS is calculated by adjusting net income (loss) and the weighted-average number of common Shares outstanding for the effects, if any, of all potentially dilutive common Shares, resulting from the exercise of Warrants or the redemption of Deferred Share Units outstanding as at the end of a reporting period.  The effect of the potential issuance of common shares related to the redemption of Deferred Share Units on diluted EPS has not been determined, as it is anti-dilutive in a period of loss.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee benefits, defined contribution plan

A defined contribution plan is a post-employment benefit plan, under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts.  Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent the Corporation is entitled to a cash refund or a reduction in future payments. Contributions to a defined contribution plan due more than twelve months after the end of the period in which the employees render the service (if any) are discounted to their present value.  Riverland Ag has a defined contribution employee benefit plan in the form of a qualified 401(k) profit sharing plan, as described in Note 20 (Employee Benefit Plan).

Share-based payments

Deferred Share Unit

The Corporation has established a Directors’ Deferred Share Unit Plan (the “DSU Plan”), which became effective on March 10, 2014 and is an equity-settled share-based payment plan.  Under the DSU Plan, a director who is not an employee of the Corporation or any affiliate and who is a non-executive Chair of the Board is an Eligible Director.  Any Eligible Director may elect to receive some or all the Annual Cash Remuneration amount (as defined in the DSU Plan) for that Director in the form of Deferred Share Units (“DSUs”).  DSUs are settled by the issuance of common shares on the Entitlement Date (as defined under the DSU Plan), which is a date after the end of a director’s term of service with the Board.

As at the dates on which DSUs are calculated under the Plan, the Corporation recognizes as an expense the amount of Directors’ fees for the portion of such fees represented by the fair value of the DSUs issued to the Director, and increases shareholders’ equity by an equal amount.  The Corporation revalues DSUs as at each reporting period-end, based on the volume-weighted average trading price per common share of the Corporation on the Toronto Stock Exchange during the immediately preceding five (5) trading days.  Revaluation adjustments are recognized as an increase or decrease in the expense for Directors’ fees during the reporting period, with a corresponding increase or decrease in shareholders’ equity.

Stock Options

Stock options are equity-settled share-based payment transactions.  The Corporation follows the fair value method to measure stock option awards it grants to certain officers, key employees and consultants of the Corporation and its subsidiaries.  The fair value of stock options on the date the options are granted is determined by the Black Scholes option pricing model with assumptions for risk-free interest rate, dividend yield, volatility of the expected market price of the Corporation’s common shares and an expected life of the options.  The number of stock option awards expected to vest are estimated using a forfeiture rate based on historical experience and future expectations, as applicable.  Compensation is amortized to earnings over the vesting period of the related option.  The Corporation uses graded or accelerated amortization, which specifies that each vesting tranche must be accounted for as a separate arrangement with a unique fair value measurement.  Each vesting tranche is subsequently amortized separately and in parallel from the grant date.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-based payments (continued)

Stock Appreciation Rights (“SARs”)

Stock Appreciation Rights (“SARs”) may be granted to officers, certain employees and consultants of the Corporation on such terms and conditions determined by the Board of Directors (the “Board”).  Stand-Alone SARs are cash-settled share-based payment transactions and are measured at the fair value of the liability as at the date the Stand-Alone SARs are granted.  At the end of each reporting period, the Corporation re-measures the fair value of the liability for such Stand-Alone SARs, and changes in fair value of that liability is recognized in profit or loss for the period.  Tandem SARs are granted with options.  Tandem SARs shall be settled by the payment or the delivery of cash or common shares, as may be determined by the Board.  Any portion of Tandem SARs to be settled for cash shall be measured using the measurement standards described for Stand-Alone SARs.  The portion, if any, of the Tandem SARs to be settled by the issuance of common shares shall be measured using the measurement standards that apply to stock options awards, as described in the preceding paragraph.

Option-pricing models require the use of highly subjective estimates and assumptions including the expected share price volatility. Changes in the underlying assumptions can materially affect fair value estimates.  Therefore, existing models do not necessarily provide reliable measurement of the fair value of the Corporation’s stock options.

Changes in accounting policies

Commencing April 1, 2013, the Corporation adopted IFRS 10 Consolidated Financial Statements, as well as the consequential amendments to IAS 28 Investments in Associates and Joint Ventures.  IFRS 10 provides a single model to be applied in the control analysis for all investees, and defines control as when an investor has power over an investee and has the ability to use its power over the investee to affect the amount of the investor’s returns.  The effects of the adoption of IFRS 10 and the amendments to IAS 28 on the Corporation’s consolidated financial position and results of operations are not material.

Commencing April 1, 2013, the Corporation adopted IFRS 12 Disclosures of Interests in Other Entities, which integrates all of the disclosure requirements for interests in subsidiaries, joint arrangements, associates and unconsolidated structured entities into a single standard.  The required disclosures provide information to evaluate the nature of, and risks associated with, an entity’s interest in other entities, and the effects of those interests on the entity’s financial statements.  The effect of the adoption of IFRS 12 has resulted in certain additional disclosures in the Corporation’s annual consolidated financial statements and such additional disclosures are presented in Note 9 (Investments in Associates).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

            Changes in accounting policies (continued)

Commencing April 1, 2013, the Corporation adopted IFRS 13 Fair Value Measurement, which is effective prospectively for annual periods beginning on or after January 1, 2013. IFRS 13 replaces the fair value measurement guidance contained in individual IFRSs with a single source of fair value measurement guidance.  The standard also establishes a framework for measuring fair value and sets out disclosure requirements for fair value measurements to provide information that enables financial statement users to assess the methods and inputs used to develop fair value measurements and, for recurring fair value measurements that use significant unobservable inputs (Level 3), the effect of the measurements on profit or loss or other comprehensive income.  The effect of the adoption of IFRS 13 has resulted in certain additional disclosures in the Corporation’s annual consolidated financial statements, as and where required.

Commencing April 1, 2013, the Corporation adopted the new disclosure requirements in IFRS 7 Financial Instruments: Disclosures.  The effective date for the amendments to IFRS 7 is for annual periods beginning on or after January 1, 2013.  These amendments are to be applied retrospectively.  The amendments to IFRS 7 contain new disclosure requirements for financial assets and liabilities that are offset in the statement of financial position; or subject to master netting arrangements or similar arrangements.  The effect of the adoption of the new disclosure requirements in IFRS 7 is reflected in Note 6 (Due from (to) Brokers).

Future changes in accounting standards

Effective for annual reporting periods beginning on or after January 1, 2015, the current standard for financial instruments (IAS 39 Financial Instruments – Recognition and Measurement) will be replaced by IFRS 9 Financial Instruments. The new standard will replace the current multiple classification and measurement models for financial assets and liabilities with a single model having only two classification categories:  amortized cost and fair value. The Corporation is evaluating the effects related to the future adoption of IFRS 9.  The Corporation does not expect early adopting this new standard.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

4.       SUMMARY OF SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The timely preparation of financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The following summarizes the accounting judgments, estimates and assumptions management considers significant:

Valuation of investments

Portfolio investments are held for trading, are measured and reported at fair value, and may include securities not traded in an active market. The fair value of such securities is determined using valuation techniques. Depending on various circumstances, the Corporation may use several methods and makes assumptions based on market conditions existing at each reporting date. Valuation techniques may include, without limitation, the use of comparable recent arm’s length transactions, discounted cash flow analysis, option-pricing models and other valuation techniques commonly used by market participants.

Other judgments, estimates and assumptions

Accounts receivable, trade are stated after an evaluation as to their collectability, and when appropriate, providing for an allowance for doubtful accounts.

Inventories consist of agricultural grain commodities owned by Riverland Ag, and are stated at fair value less costs to sell. Estimates may be used in the determination of fair value, and changes in the fair value of inventories of agricultural grain commodities are recognized in the Statement of Comprehensive Income for the period, as a component of Cost of sales.

Depreciation of property, plant and equipment is based management’s estimates of the useful lives of the assets and the residual value at the end of their useful lives.

Estimates are also used when determining the amount of impairment of assets, and the likelihood of contingencies.

5.       PORTFOLIO INVESTMENTS

Portfolio investments are classified as held for trading, and consist of equity securities.

	2014	2013

Total fair value	$848,163	$6,488,254
Total cost	$7,231,818	$13,396,506

As at March 31, 2014, non-publicly traded equity securities, including equity securities of private companies, represent 100 percent (March 31, 2013: 37.11 percent) of the fair value of the portfolio investments.  Fair value for securities in private companies has been determined using primarily the market approach for recent and comparable transactions, adjusted by management to consider factors such as illiquidity risk.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

6.       DUE FROM (TO) BROKERS

Due from Brokers for Ceres’ portfolio investments represents amounts at the custodian brokers from settled and unsettled trades.

Due from Brokers for Riverland Ag for commodity futures and options contracts represents margin deposits and open trade equity maintained by a broker in connection with such contracts.  Amounts due from Brokers are offset by amounts due to the same Brokers, under the terms and conditions of enforceable master netting arrangements in effect with all brokers, through which Riverland Ag executes its transactions and for which Riverland Ag intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

As at March 31, 2014 and 2013, the amounts due from Brokers represent the following:

	2014	2013
Due from Brokers
Margin deposits	$4,725,570	$8,264,904
Unrealized gains on future contracts and options, at fair value (Note 14(d))	55,242	3,678,406
Due to Brokers	4,780,812	11,943,310
Unrealized losses on future contracts and options, at fair value (Note 14(d))	(160,805)	-
	$4,620,007	$11,943,310

7.       INVENTORIES

	2014	201434
Inventories, at lower of cost or market	$3,635,976 $	$7,784,819
Inventories, at fair value (Note 14(d))	109,684,490	$156,965,289
	$113,320,466	$164,750,108

8.       ASSETS HELD FOR SALE

During the fourth quarter, Ceres committed to, and activated a plan for the immediate sale of its facilities located at Manitowoc, Wisconsin and Savage, Minnesota.  Management expects it is highly probable both facilities will be sold in their present condition before April 1, 2015.  On reclassification, Ceres revalued the assets held for sale at the lesser of their carrying amount and fair value less costs to sell, and recognized a loss on impairment of Manitowoc assets held for sale in the amount of $763,201, which is presented separately in the statement of comprehensive loss for 2014.  Fair value was determined using the market approach and the respective expected selling prices of the assets held for sale (Note 24).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

8.       ASSETS HELD FOR SALE (continued)

The major classes of assets that were reclassified from property, plant and equipment to assets held for sale are as follows:

	Manitowoc	Savage	Totals

Land	$118,782	$1,093,308	$1,212,090
Buildings and silos / elevators	6,830,873	9,973,350	16,804,223
Machinery and equipment	504,838	261,206	766,044
Furniture and fixtures, computers, office equipment and other assets	200,556	51,490	252,046

	$7,655,049	$11,379,354	$19,034,403
Impairment loss on reclassification as assets held for sale	(763,201)	-	(763,201)
Foreign currency translation adjustment	(37,747)	-	(37,747)
	$6,854,101	$11,379,354	$18,233,455

9.       INVESTMENTS IN ASSOCIATES

	2014	2013

Canterra Seeds Holdings, Ltd., common shares	$1,165,473	$1,522,179
Stewart Southern Railway Inc., common shares	3,460,194	2,764,788
Stewart Southern Railway Inc., loan receivable	-	62,500
	$4,625,667	$4,349,467

(a)	Investment in Canterra Seeds Holdings, Ltd. (“Canterra”)

Through its subsidiary Riverland Canada, Ceres holds a 25 percent equity interest in Canterra, a Canadian company.  Ceres also holds rights to a 25 percent voting position on Canterra’s Board of Directors.  Canterra purchases, produces, and distributes seed varieties and related technologies to its customers throughout Western Canada and the Great Northern Plains and Pacific North West of the United States. Major operating decisions of Canterra are made by its Board of Directors and Ceres does not have a majority of the board seats. Due to these factors, Ceres does not control Canterra, and accounts for its investment in Canterra using the equity method.

It is Ceres’ policy to record changes in Canterra’s equity on a quarterly lag. Therefore, for Ceres’ year ended March 31, 2014, Ceres recorded its portion of Canterra’s change in equity for the twelve months ended December 31, 2013.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

9.       INVESTMENTS IN ASSOCIATES (continued)

(a)	Investment in Canterra Seeds Holdings, Ltd. (“Canterra”) (continued)

For the year ended March 31, 2014, Ceres’ consolidated statements of comprehensive loss includes Ceres’ share of net loss of Canterra in the amount of $356,706 (2013: share of net income of $33,436).

(b)	Investment in Stewart Southern Railway Inc. (“SSR”)

Ceres holds a 25 percent equity interest in SSR, a Canadian company.  Ceres also holds rights to a 25 percent voting position on SSR’s Board of Directors.  SSR operates a 132-kilometre (82-mile) short-line railway in southeastern Saskatchewan. Its Board of Directors makes major operating decisions of SSR, as Ceres does not have a majority seat on the SSR board. Due to these factors, Ceres does not control SSR, and accounts for its investment in SSR using the equity method.

For Ceres’ year-ended March 31, 2014, Ceres recorded its portion of SSR’s change in equity for the twelve months ended March 31, 2014.  The following table presents summarized financial information for SSR (in thousands of Canadian dollars):

	2014	2013
Revenues	$10,532	$9,198
Income from continuing operations	$3,311	$4,650
Net income	$3,311	$4,650
Current assets	$4,922	$3,248
Non-current assets	$10,603	$8,089
Current liabilities	$2,255	$878
Non-current liabilities	$20	$-

For the year ended March 31, 2014, Ceres’ consolidated statements of comprehensive loss includes Ceres’ share of net income of SSR in the amount of $820,406 (2013: $1,198,127).

During the year ended March 31, 2014, Ceres received a dividend from SSR of $125,000 (2013: $nil).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

10.     INVESTMENT PROPERTY (Note 23)

Investment property is stated using the cost model. Investment property represents land located in southeastern Saskatchewan, Canada, and is currently being developed, and is not otherwise utilized by Ceres. On initial recognition, investment property is measured at cost, including directly attributable expenditures that are capitalized on the basis it is probable that future economic benefits associated with the expenditure related to the investment property will flow to Ceres and the cost of such expenditure can be measured reliably.

As at March 31, 2014, management has determined that the investment property is in its construction phase.  On that basis, as at that date, management cannot reliably measure the fair value of the investment property under construction; however, management expects the fair value of the investment property to be reliably measureable at the completion of the construction phase.  Under these circumstances, IAS 40 Investment Property requires Ceres to measure the investment property under construction at cost, until either its fair value becomes reliably measureable or construction is complete.

For the years ended March 31, 2014 and 2013, changes to the investment property are as follows:

	2014	2013
Cost, as at beginning of year	$4,975,921	$2,900,582
Investment property additions	12,397	830,993
Development and other construction costs capitalized	9,794,316	1,240,727
	9,806,713	2,071,720
Foreign currency translation adjustments	21,354	3,619
Cost, as at end of year	$14,803,988	$4,975,921

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

11.     PROPERTY, PLANT AND EQUIPMENT

	Land	Buildings and silos/elevators	Machinery & equipment	Furniture, fixtures, computers, office equipment & other assets	Totals
March 31, 2014
Cost
Balances, April 1, 2013	$5,810,194	$61,607,549	$3,835,820	$1,728,162	$72,981,725
Assets acquired	-	562,031	524,419	1,422,893	2,509,343
Disposals	(61,622)	(1,478,177)	(119,005)	(56,909)	(1,715,713)
Reclassification of assets held for sale	(1,212,090)	(19,251,988)	(951,023)	(395,622)	(21,810,724)
Foreign currency translation adjustments	508,775	5,293,366	331,188	160,485	6,293,814
Balances, March 31, 2014	5,045,257	46,732,781	3,621,399	2,859,009	58,258,445

Accumulated depreciation
Balances, April 1, 2013	-	(5,727,015)	(532,506)	(714,222)	(6,973,743)
Depreciation charged to operations	-	(2,364,350)	(336,452)	(298,937)	(2,999,739)
Disposals	-	276,183	50,940	19,091	346,214
Reclassification of assets held for sale	-	2,447,765	184,979	143,576	2,776,321
Foreign currency translation adjustments	-	(595,299)	(56,164)	(68,952)	(720,415)
Balances, March 31, 2014	-	(5,962,716)	(689,203)	(919,444)	(7,571,362)

Net Book Values, March 31, 2014	$5,045,257	$40,770,065	$2,932,196	$1,939,565	$50,687,083

March 31, 2013
Cost
Balances, April 1, 2012	$5,796,412	$62,883,609	$3,380,918	$1,664,782	$73,725,721
Assets acquired	100,065	665,041	577,010	109,942	1,452,058
Disposals	(192,429)	(3,295,038)	(169,781)	(89,210)	(3,746,458)
Foreign currency translation adjustments	106,146	1,353,937	47,673	42,648	1,550,404
Balances, March 31, 2013	5,810,194	61,607,549	3,835,820	1,728,162	72,981,725

Accumulated depreciation
Balances, April 1, 2012	-	(3,341,763)	(315,347)	(431,151)	(4,088,261)
Depreciation charged to operations	-	(2,365,610)	(259,672)	(296,308)	(2,921,590)
Disposals	-	320,348	34,910	38,236	393,494
Foreign currency translation adjustments	-	(339,990)	7,603	(24,999)	(357,386)
Balances, March 31, 2013	-	(5,727,015)	(532,506)	(714,222)	(6,973,743)

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

12.     BANK INDEBTEDNESS

On March 28, 2014, Riverland Ag entered into a syndicated uncommitted USD$120,000,000, 364-day revolving credit agreement.  Borrowings bear interest at LIBOR plus 2.875 percent, with interest calculated and paid monthly.  Amounts under the credit agreement that remain undrawn are not subject to a commitment fee.  The credit agreement is subject to borrowing base limitations.  The credit facility is secured by assets of Riverland Ag, including cash, inventory, investment property and Riverland’s Duluth storage facility but excluding other property, plant and equipment.  Obligations under this facility are guaranteed by Ceres Canada Holding Corp., Ceres U.S. Holding Corp., and Riverland Canada.

Prior to March 28, 2014, Riverland Ag had a syndicated committed revolving line of credit pursuant to an agreement amended and restated on July 31, 2012. This credit agreement was secured by predominantly all assets of Riverland Ag, including cash but excluding property, plant and equipment.  Pursuant to this credit agreement, borrowings were subject to interest at LIBOR plus 3.75 percent, with interest calculated and paid monthly. This credit agreement was subject to certain commitment fees based on a graduated scale depending on the amount of the credit facility that remained undrawn.  Commitment fees were payable quarterly in arrears on the average daily undrawn amount.  The obligation was guaranteed by Riverland Ag and by Ceres Canada Holding Corp., Ceres U.S. Holding Corp., and Riverland Canada.  The credit agreement was subject to borrowing base limitations.

As described in Note 22 (Management of capital), Riverland Ag`s credit facility has certain covenants pertaining to the accounts of Riverland Ag. As at March 31, 2014 and 2013, Riverland Ag was in compliance with all debt covenants.

As at March 31, 2014 and 2013, the carrying amount of bank indebtedness is summarized as follows:

	2014		2013
	in USD	in CAD	in USD	in CAD

Revolving line of credit	$65,000,000	$71,857,500	$115,000,000	$116,840,000
Unamortized financing costs	(100,000)	(110,550)	(504,071)	(512,136)

	$64,900,000	$71,746,950	$114,495,929	$116,327,864

13.     REPURCHASE OBLIGATIONS

As at March 31, 2014, Riverland Ag has open repurchase commitments under its product financing arrangement with Macquarie Commodities (USA), Inc. (“MCUSA”) to repurchase 1,500,000 bushels of certain grains.  Under the product financing arrangement, Riverland Ag sold MCUSA grains under contract and simultaneously entered into contracts to repurchase the grains during the first quarter of the fiscal year ending March 31, 2015 (“FYE 2015”).  Since Riverland Ag is obligated to repurchase these commodities from MCUSA, it has not recognized these transactions as sales.  As at March 31, 2014, the Corporation continues to recognize the inventory owned by Riverland Ag in this regard on its consolidated balance sheet and has recorded a liability of USD$14,419,792 (2013: USD$26,703,249) at that date (CAD$15,941,080; 2013: CAD$27,130,501), plus accrued interest payable.  As at March 31, 2014, the fixed interest rate on the open repurchase commitment is at 3.08 percent (2013: range from 3.99 percent to 4.05 percent).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS

(a)	Fair value of financial instruments

The fair value of financial instruments closely approximates their carrying values.

Derivative assets and Derivative liabilities, which are held for trading and valued at fair value through profit and loss, include the following:

	2014	2013
Derivative assets
Unrealized gain on forward foreign exchange contracts	$-	$10,701
Unrealized gains on open cash contracts	2,965,891	2,301,181
	$2,965,891	$2,311,882

Derivative liabilities
Unrealized losses on open cash contracts	$(1,752,256)	$(1,627,645)

(b)	Finance loss

For the years ended March 31, 2014 and 2013, finance loss includes the following:

	2014	2013
Interest and other revenues	$4,059	$20,726
Realized loss on sale of investments	(2,974,760)	(14,931)
Realized loss on currency-hedging transactions	(468,891)	(313,003)
Realized and unrealized gain on foreign exchange	6,857	12,915
Unrealized increase (decrease) in fair value of investments	513,896	(4,369,758)

	$(2,918,839)	$(4,664,051)

(c)	Management of financial instruments risks

In the normal course of business, the Corporation is exposed to various financial instruments risks, including market risk (consisting of price risk, commodity risk, interest rate risk and currency risk), credit risk, custodian and prime brokerage risks, and liquidity risk.  The Corporation’s overall risk management program seeks to minimize potentially adverse effects of those risks on the Corporation’s financial performance.  The Corporation may use derivative financial instruments to mitigate certain risk exposures.  The Corporation may invest in non-public and public issuers and assets.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued)

(c)	Management of financial instruments risks (continued)

Price risk

The Corporation trades in financial instruments and may take positions in traded, over-the-counter and non-public instruments, which may include derivatives. Within defined limits, the Corporation may buy or sell call or put options and financial futures or other derivatives.

All investments in securities present a risk of loss of capital.  The maximum risk for financial instruments owned by the Corporation is determined by the fair value thereof. The Corporation’s overall market positions are monitored by management and are reviewed quarterly by the Board of Directors.

As at March 31, 2014, the Corporation has invested in equity securities of private companies.  As at March 31, 2013, the Corporation had invested in equity securities of companies whose securities are actively traded on recognized public exchanges and in private companies.  As at March 31, 2014, the Corporation’s portfolio investments in private companies represents 0.36 percent of consolidated total assets (March 31, 2013: 0.57 percent).

The Corporation manages market price risk through a diversification of the investment portfolio between industry sub-sectors and by avoiding undue industry sub-sector, geographical or investee concentration. As at March 31, 2014, 0.63 percent of shareholders’ equity is represented by portfolio investments in private companies (March 31, 2013: 1.17 percent). As at March 31, 2014, no portion of shareholders’ equity is invested in equity instruments of publicly traded companies located in Canada and the United States of America (March 31, 2013: 3.32 percent).

As at March 31, 2013, the Corporation’s market risk pertaining to portfolio investments was potentially affected by two main components, being changes in actual market prices and changes in foreign exchange rates.  As at March 31, 2014, the Corporation’s portfolio investments are solely in private companies.  Therefore, market factors affecting the value of the portfolio investments are primarily changes in fair value of the investments and the Corporation’s ability to liquidate the investments.  As at March 31, 2014, currency risk is no longer a significant risk issue, as the value of portfolio investments denominated in a currency other than Canadian dollars is nominal.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued)

(c)	Management of financial instruments risks (continued)

Price risk (continued)

Notwithstanding the foregoing, the following is a summary of the effect on the results of operations of the Corporation, if the bid or ask prices of each of the portfolio investments as at March 31, 2014 and 2013 had increased or decreased by 10 percent, with all other variables remaining constant:

	2014		2013
Change in bid/ask prices of investments	Increase (decrease) in net income	Increase (decrease) in earnings per share	Increase (decrease) in net income	Increase (decrease) in earnings per share

10% increase in bid-ask prices	$84,816	$0.01	$648,825	$0.05
10% decrease in bid-ask prices	$(84,816)	$(0.01)	$(648,825)	$(0.05)

As at March 31, 2014, the potential increase or decrease in net income attributable to portfolio investments classified as Level 3 is $84,816 (2013: $168,892).

Commodity risk

Commodity risk is the risk of financial loss resulting from changes in commodity prices. Commodity risk is inherent in the nature of Riverland Ag’s business, as it enters into commitments involving a degree of speculative risk. To reduce risk caused by commodity market fluctuations, Riverland Ag generally follows a policy of using exchange-traded futures and options contracts to minimize its net position of merchandisable agricultural commodity inventories and forward cash purchase and sales contracts. It would also use exchange-traded futures and options contracts as components of merchandising strategies designed to enhance margins. The results of these strategies can be significantly influenced by factors such as the volatility of the relationship between the value of exchange-traded commodities futures contracts and the cash prices of the underlying commodities, and volatility of freight markets.

Notwithstanding these factors, the following is a summary of the effect on the results of operations of the Corporation, if the fair value of each of the open cash contracts as at March 31, 2014 and 2013 had increased or decreased by 5 percent, with all other variables remaining constant:

	2014		2013
Change in bid/ask prices of commodities	Increase (decrease) in net income	Increase (decrease) in earnings per share	Increase (decrease) in net income	Increase (decrease) in earnings per share

5% increase in bid-ask prices	$21,599	$0.002	$1,658,491	$0.115
5% decrease in bid-ask prices	$(21,599)	$(0.002)	$(1,658,491)	$(0.115)

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued)

 (c)     Management of financial instruments risks (continued)

Interest rate risk

As at March 31, 2014 and 2013, Ceres has no long or short portfolio positions in any interest-bearing securities.

As at March 31, 2014 and 2013, except for cash on deposit, the amounts of which vary from time-to-time and on which the Corporation earns interest at nominal variable interest rates, the Corporation had no other variable rate interest-bearing securities. As at those dates, a notional increase or decrease in interest rates applicable to cash on deposit would not have materially affected interest revenue and the results of operations. Therefore, as at March 31, 2014 and 2013, the Corporation was not directly exposed to any significant degree to cash flow interest rate risk due to changes in prevailing market interest rates.

As disclosed in Note 12 (Bank indebtedness), as at March 31, 2014, Riverland Ag’s revolving credit facility bears interest at an annual rate of LIBOR plus 2.875 percent (March 31, 2013: LIBOR plus 3.75 percent).  As at March 31, 2014 and 2013, management has determined the effect on the future results of operations of the Corporation, if the variable interest rate component applicable on those dates on the revolving credit facility were to increase by 25 basis points (“25 bps”) as at those dates respectively, using the balance of the revolving credit facility payable as at those dates, using the number of shares then issued and outstanding, and with all other variables remaining constant. On that basis, the potential effects on the future result of operations would be as follows:

	2014		2013
Change in interest rate on revolving facility	Increase in net loss	Increase in loss per share	Increase in net loss	Increase in loss per share
25 bps increase in annual interest rate	$(179,644)	$(0.01)	$(292,100)	$(0.02)

Riverland Ag is not subject to cash flow interest rate risk concerning the repurchase obligations, as this liability bears interest at a fixed rate.

Credit risk

Credit risk is the risk a counterparty would be unable to pay amounts due to the Corporation in accordance with the terms and conditions of the debt instruments. As at March 31, 2014 and 2013, the Corporation is subject to credit risk concerning cash, amounts due from brokers, trade accounts receivable, and to the extent that certain forward foreign exchange contracts on hand and open cash contracts for grain commodities as at those dates gave rise to unrealized gains thereon. The maximum exposure to credit risk on those assets is limited to the carrying value of those assets.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued)

(c)    Management of financial instruments risks (continued)

Credit risk (continued)

The Corporation mitigates the credit risk concerning forward foreign exchange contracts by entering into such contracts with financially stable and credit-worthy counter-parties. Credit risk arising from the amounts due from broker is described below (Custody and prime brokerage risks). Ceres management assesses credit risk of debt securities, if any, on an on-going basis.

Riverland Ag uses various grain contracts as part of its overall grain merchandising strategies. Performance on these contracts is dependent on delivery of the grain or a customer buy-out. There is counter-party risk associated with non-performance, which may have the potential of creating losses for the Corporation. The Corporation’s management has assessed the counter-party risk and believes that insignificant losses, if any, would result from non-performance.

Riverland Ag regularly evaluates its credit risk concerning its trade accounts receivable to the extent that such receivables may be concentrated in certain industries or with significant customers. Riverland minimizes this risk by having a diverse customer base and established credit policies. The aging of Riverland Ag’s trade accounts receivable are substantially current. Based on its review and assessment of its trade accounts receivable, management of Riverland Ag has determined that as at March 31, 2014 and 2013, no allowance for doubtful accounts is warranted, and management is confident in its ability to collect outstanding trade accounts receivable.

Custody and prime brokerage risk

There are risks involved with dealing with a custodian or broker who settle trades. In certain circumstances, the securities or other assets deposited with the custodian or broker may be exposed to credit risk with respect to those parties. In addition, there may be practical or timing problems associated with enforcing the Corporation’s rights to its assets, in the case of the insolvency of any such party. Notwithstanding the foregoing, management has evaluated the risk of loss related to the custodian or brokers and has determined this risk to be insignificant.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued)

(c)    Management of financial instruments risks (continued)

Liquidity risk

As at March 31, 2014 and 2013, the following are the contractual maturities of financial liabilities, including interest payments:

2014	Carrying amount	Contractual cash flows	1 year	2 years	3 to 5 years	More than 5 years

Bank indebtedness	$71,746,950	$71,857,500	$71,857,500	$-	$-	$-
Accounts payable and accrued liabilities	7,567,634	7,567,634	7,567,634	-	-	-
Repurchase obligations	15,941,080	15,941,080	15,941,080	-	-	-
Derivatives	1,752,256	1,752,256	1,752,256	-	-	-
Provision for future payment to Front Street Capital	970,000	970,000	970,000	-	-	-

	$97,977,920	$98,088,470	$98,088,470	$-	$-	$-

2013	Carrying amount	Contractual cash flows	1 year	2 years	3 to 5 years	More than 5 years

Bank indebtedness	$116,327,864	$116,840,000	$116,840,000	$-	$-	$-
Accounts payable and accrued liabilities	5,296,033	5,296,033	5,296,033	-	-	-
Repurchase obligations	27,130,501	27,130,501	27,130,501
Derivatives	1,627,645	1,627,645	1,627,645	-	-	-
Income taxes payable	260,539	260,539	260,539
Management fees payable	250,763	250,763	250,763	-	-	-
Due to Manager	268,565	268,565	268,565	-	-	-
	$151,161,910	$151,674,046	$151,674,046	$-	$-	$-

Future expected operational cash flows and sufficient assets are available to fund the settlement of these obligations in the normal course of business.  In addition, the following factors allow for the substantial mitigation of liquidity risk: the prompt settlement of amounts due from brokers, the active management of trade accounts receivable and the lack of concentration risk related thereto.  The Corporation’s cash flow management activities and the continued likelihood of its operations further minimize liquidity risk.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued):

(c)    Management of financial instruments risks (continued)

Currency risk

In the normal course of business, Ceres may hold assets or have liabilities denominated in currencies other than Canadian dollars (its presentation and functional currency, and referred to in this section as “CAD”). Therefore, Ceres is exposed to currency risk, as the value of any assets or liabilities denominated in currencies other than CAD will vary due to changes in foreign exchange rates.

As at March 31, 2014 and 2013, the following is a summary, at fair value, of Ceres’ exposure to currency risks:

	2014		2013
Currency	Net asset exposure*	Net forward contracts (to sell foreign currency)	Net asset exposure*	Net forward contracts (to sell foreign currency)
U.S. dollars	$5,175,147	$-	$537,484	$30,000,000
Australian dollars	$816	$-	$809	$-

*Exposure excludes the effect of forward foreign exchange contracts.

As at March 31, 2014, Ceres had no commitment to any forward foreign exchange contract.  As at March 31, 2013, Ceres was committed to a forward foreign exchange contract executed on March 27, 2013 and due April 30, 2013, in the amount noted in the preceding table.

The following is a summary of the effect on Ceres’ results of operations if the CAD had become 5 percent stronger or weaker against each of the other currencies as at March 31, 2014 and 2013, with all other variables remaining constant, related to assets and liabilities denominated in foreign currencies and to the forward foreign exchange contracts:

	2014		2013
Change in foreign exchange rate	Increase (decrease) in net income	Increase (decrease) in earnings per share	Increase (decrease) in net income	Increase (decrease) in earnings per share

CAD5%stronger	$(272,537)	$(0.02)	$1,498,554	$0.10
CAD5%weaker	$301,225	$0.02	$(1,495,812)	$(0.10)

Currency risk related to the accounts of Ceres’ foreign subsidiary, Riverland Ag Corp., relates primarily to the translation of its accounts into CAD for the purposes of the consolidated financial reporting of Ceres. Adjustments related to the translation of foreign currency accounts of a foreign operation are included as other comprehensive income (loss) and have no effect on the determination of net income for the reporting period. Consequently, no currency risk sensitivity analysis concerning Riverland Ag Corp. has been presented.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued):

(d)    Fair value measurements

The following is a summary of the classification of assets and liabilities carried at fair value, using the hierarchy of inputs described in Note 3 (Summary of significant accounting policies – fair value measurements):

March 31, 2014	Level 1	Level 2	Level 3	Total

Portfolio investments	$-	$-	$848,163	$848,163
Due from Broker, unrealized gains on futures and options (Note 6)	55,242	-	-	55,242
Derivative assets	-	2,965,891	-	2,965,891
Inventories, grains (Note 7)	-	109,684,490	-	109,684,490
Due to Broker, unrealized losses on futures and options (Note 6)	(160,805)	-	-	(160,805)
Derivative liabilities	-	(1,752,256)	-	(1,752,256)
Provision for future payments to Front Street Capital	-	(970,000)	-	(970,000)
	$(105,563)	$109,928,125	$848,163	$110,670,72

During the year ended March 31, 2014, portfolio investments having a fair value of $718,685 were transferred from Level 2 to Level 1.  This transfer occurred when restricted shares acquired by the Corporation were converted into unrestricted common shares (in the normal course of business and following a hold period).

The following is a reconciliation of the changes in the equities, long, measured at fair value using unobservable inputs (Level 3), for the year ended March 31, 2014:

Balance, April 1, 2013	$1,688,919
Transfer from Level 3 to Level 2	-
Net purchase	-
Decrease in fair value of Level 3 portfolio investments	(840,756)
$848,163

The decrease in fair value of Level 3 portfolio investments of $840,756 (2013: decrease of $1,622,083) is included in the determination of net loss for the year and is a component of Finance loss in the Unrealized increase (decrease) in fair value of investments, as reported in Note 14(b).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

14.     FINANCIAL INSTRUMENTS (continued):

(d)    Fair value measurements (continued)

March 31, 2013	Level 1	Level 2	Level 3	Total

Portfolio investments	$4,080,650	$718,685	$1,688,919	$6,488,254
Due from Broker, unrealized gains on futures and options (Note 6)	3,678,406	-	-	3,678,406
Derivative assets	-	2,311,882	-	2,311,882
Inventories, grains (Note 7)	-	156,965,289	-	156,965,289
Derivative liabilities	-	(1,627,645)	-	(1,627,645)
	$7,759,056	$158,368,211	$1,688,919	$167,816,186

During the year ended March 31, 2013, there was a transfer from Level 3 to Level 2 for $1,000,025.  This transfer reflects the initial public offering of a private company, the investment in which had been previously classified in Level 3, but for which the trading in those shares is restricted as at March 31, 2013.

The following is a reconciliation of the changes in the equities, long, measured at fair value using unobservable inputs (Level 3), for the year ended March 31, 2013:

Balance, April 1, 2012	$3,861,027
Transfer from Level 3 to Level 2	(1,000,025)
Net purchase	450,000
Decrease in fair value of Level 3 portfolio investments	(1,622,083)
$1,688,919

15.     SHARE CAPITAL AND WARRANTS

          (a)     Authorized

Unlimited number of voting, participating Common Shares, without par value.

          (b)    Normal Course Issuer Bids

2013-2014 Normal Course Issuer Bid

On July 9, 2013, Ceres announced a normal course issuer bid (“the 2013-2014 NCIB”) commencing on July 11, 2013. The purpose of the 2013-2014 NCIB is to provide Ceres with a mechanism to decrease the potential spread between the net asset value per Share and the market price of the Shares. The 2013-2014 NCIB will conclude on the earlier of the date on which purchases under the bid have been completed and July 10, 2014. Using the facilities of the TSX and in accordance with its rules and policies, Ceres intended to purchase up to 946,963 of its common Shares, representing approximately 10 percent of its unrestricted public float as at July 5, 2013. Ceres may purchase up to a daily maximum of 2,855 Shares, except for purchases made in accordance with the “block purchase” exception under applicable TSX rules and policies. The Shares may be purchased for cancellation via the TSX and may be purchased when the net asset value per Share exceeds its trading price.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

15.     SHARE CAPITAL AND WARRANTS (continued)

          (b)    Normal Course Issuer Bids (continued)

2013-2014 Normal Course Issuer Bid (continued)

For the period from July 11, 2013 to October 15, 2013, Ceres purchased 126,020 Shares under the 2013-2014 NCIB for an aggregate consideration of $964,424. The stated capital value of these repurchased Shares was $1,198,882. The excess of the stated capital value of the repurchased Shares over the cost thereof, being $234,458, was allocated to Retained Earnings in the year ended March 31, 2014.  The Corporation made no purchases under the 2013-2014 NCIB after October 15, 2013.

2011-2012 Normal Course Issuer Bid

On October 13, 2011, Ceres announced a normal course issuer bid (“2011-2012 NCIB”) commencing on October 17, 2011. The purpose of the 2011-2012 NCIB is to provide Ceres with a mechanism to decrease the potential spread between the net asset value per Share and the market price of the Shares. The 2011-2012 NCIB will conclude on the earlier of the date on which purchases under the bid have been completed and October 16, 2012. Using the facilities of the TSX and in accordance with its rules and policies, Ceres intended to purchase up to 1,184,334 of its common Shares, representing approximately 10 percent of its unrestricted public float as at October 11, 2011. Ceres may purchase up to a daily maximum of 3,726 Shares, except for purchases made in accordance with the “block purchase” exception under applicable TSX rules and policies. The Shares may be purchased for cancellation via the TSX and may be purchased when the net asset value per Share exceeds its trading price.

For the period from April 1, 2012 to October 16, 2012, Ceres purchased 246,600 Shares under the 2011-2012 NCIB for an aggregate consideration of $1,531,991. The stated capital value of these repurchased Shares was $2,379,158. The excess of the stated capital value of the repurchased Shares over the cost thereof, being $847,167, was allocated to Retained Earnings in the year ended March 31, 2013.

(c)    Expiry of Common Share Purchase Warrants

On June 11, 2013, the Common Share Purchase Warrants (collectively the “Warrants”) that were issued on June 11, 2010 to the vendors of Riverland Ag, expired and were cancelled.  The Corporation allocated the aggregate stated capital value of the Warrants of $202,384 to Contributed Surplus.

          (d)     Stock Options and Stock Appreciation Rights

On March 10, 2014, the Board approved the Ceres Global Ag Corp. Stock Option Plan (the “Options Plan”).   The Options Plan is available to certain officers, key employees and consultants of the Corporation and its subsidiaries.  The purpose of the Options Plan is to attract, retain and motivate these parties by providing them with the opportunity, through options, to acquire a proprietary interest in the Corporation and to benefit from its growth.

The Options Plan is administered by the Board, which shall determine (among other things) those officers, key employees and consultants who may be granted awards as Participants and the terms and conditions of any award to any such Participant.  The Exercise Price of the options shall be fixed by the Board and shall be no less than 100 percent of the Market Price on the effective date of the award of the

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

options, which may be granted for a term not exceeding ten (10) years.  The maximum number of common shares reserved for issuance upon the exercise of options cannot exceed 10% of the total number.

15.     SHARE CAPITAL AND WARRANTS (continued)

(d)	Stock Options and Stock Appreciation Rights (continued)

of common shares issued and outstanding less the number of common shares reserved for issuance under the Corporation’s Directors Deferred Share Unit Plan (Note 16).  Restrictions exist as to the number of options that may be granted to Insiders within any one-year period, and as to the number of, and the aggregate fair market value of, the common shares underlying the options that may be granted to any one Participant.

The Options Plan also provides for the Board to grant Stock Appreciation Rights (“SARs”) to certain officers, key employees and consultants of the Corporation.  Stand-Alone SARs granted under the Plan shall become vested at such times, in such installments and subject to the terms and conditions of the Options Plan (including satisfaction of Performance Criteria and/or continued employment) as may be determined by the Board.  The Base Price for each common share subject to a Stand-Alone SAR shall not be less that 100 percent of the Market Price of a common share on the Effective Date of the award of such Stand-Alone SAR.  Tandem SARs may be granted at or after the Effective Date of the related award of options, and each Tandem SAR shall be subject to the same terms and conditions and denominated in the same currency as the option to which it relates and the additional terms and conditions under the Options Plan.  Tandem SARs may be exercised only if and to the extent the options related thereto are then vested and exercisable.  On exercise of a Tandem SAR, the related option shall be cancelled and the Participant shall be entitled to an amount in settlement of such Tandem SAR calculated and in such form as provided by the Options Plan.

As at March 31, 2014, no stock options or SARs had been awarded.

          (e)    Issued and outstanding as at March 31, 2014 and 2013

The following is a summary of the changes in the Common Shares and Warrants during the years ended March 31, 2014 (“FYE 2014”) and 2013 (“FYE 2013”):

	Common shares		Warrants
	#	$	#	$

Balances, April 1, 2012	14,581,299	$140,678,062	150,000	$202,384
Changes in FYE 2013
Repurchases under normal course issuer bid	(246,600)	(2,379,158)	-	-

Balances, March 31, 2013	14,334,699	$138,298,904	150,000	$202,384

Balances, April 1, 2013	14,334,699	138,298,904	150,000	202,384
Changes in FYE 2014
Expiry of Warrants, June 11, 2013	-	-	(150,000)	(202,384)
Repurchases under normal course issuer bid	(126,020)	(1,198,882)	-	-

Balances, March 31, 2014	14,208,679	$137,100,022	-	$-

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

16.     DEFERRED SHARE UNIT PLAN

Effective January 1, 2014, Ceres has a Directors’ Deferred Share Unit Plan, whereby deferred share units (“DSU”) are issued to Eligible Directors, in lieu of cash, for a portion of Directors’ fees otherwise payable to Directors.  The Fair Market Value of the DSUs on the date such units are calculated and issued represents the volume-weighted average trading price of Ceres’ common shares for the five trading days immediately preceding the date of issuance of the DSUs.  Each DSU entitles the director to receive payment after the end of the director’s term in the form of common shares of the Corporation.  Under the plan, the aggregate number of common shares issuable by Ceres under this Plan is limited to 450,000 common shares.  Certain insider restrictions and annual dollar limits per Eligible Director exist.  Dividends, if any, otherwise payable on the common shares represented by the DSUs are converted into additional DSUs based on the Fair Market Value as of the date on which any such dividends would be paid.  The Plan also provides for the Board to award additional DSUs (referred to in the Plan agreement as “Matching DSUs”) to an Eligible Director who has elected to receive DSUs pertaining to his/her Annual Cash Remuneration amount (as defined by the Plan).

The Corporation intends to settle all DSUs with shares through the issuance of treasury shares.  Compensation expense is included as part of Directors’ fees classified with general and administrative expenses, and is recognized in the accounts as and when services are rendered to the Corporation.  DSUs outstanding as at a reporting period-end are revalued at the fair market value as at that period and changes in the fair market value are recognized to Directors’ fees in the period in which the changes occur.

The following is a summary of the changes in the number of DSUs issued and outstanding for the year ended March 31, 2014.

	2014		2013
	number of units	Weighted fair value	number of units	Weighted fair value

Balance, beginning of year	-	$-	-	$-
Units issued	8,912.73	$7.01	-	$-
Balance, end of year	8,912.73	$7.01	-	$-

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

17.     MANAGEMENT FEES AND OTHER EXPENSES

 (a)    Management fees and other fees

The following table presents management fee expense charged to the accounts of the Corporation for the years ended March 31, 2014 and 2013:

	2014	2013
Management fees and related HST	$1,327,357	$3,135,745
Management transition payment	5,000,000	-
Provision for future payments to Front Street Capital	970,000	-
	$7,297,357	$3,135,745

As at March 31, 2014 and 2013, current liabilities include management fees payable and the provision for future payments to Front Street Capital, as follows:

	2014	2013
Management fees payable and related HST	$-	$250,763
Provision for future payments to Front Street Capital	970,000	-
	$970,000	$250,763

On August 23, 2013, Ceres announced it entered into a Management Transition Agreement (the “Transition Agreement”) with Front Street Capital (the “Manager”), which provided, among other things, for the early termination of the Management Agreement.  The Transition Agreement was approved by the shareholders at the annual and special meeting held on September 27, 2013.  The Transition Agreement provides for the following:

•	The Management Agreement shall be terminated effective November 30, 2013;
•	Monthly management fee payments to the Manager will end September 30, 2013;
•	On October 1, 2013, Ceres will pay the Manager $5 million plus HST of $650,000;
•
The Manager will be paid an additional $1 million if the five-day volume-weighted average price of Ceres’ common shares (the “5-day VWAP”) reaches $10 within five years, and a further $1 million if the 5-day VWAP reaches $11 at any time during that 5-year period;

•
The additional payments will become payable immediately if, prior to the fifth anniversary of the date of the Transition Agreement, there occurs either a change in control or a going private transaction for a price in excess of $7.85 per share;

•
Ceres shall deposit into an escrow fund five percent of any gross sale proceeds in excess of net book value and direct transaction costs from the sale of any of Ceres’ assets, to a maximum amount of $1 million, and such escrow fund amount shall be paid to the Manager if the 5-day VWAP does not reach $10 within five years;

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

17.     MANAGEMENT FEES AND OTHER EXPENSES (continued)

          (a)     Management fees and other fees (continued)

•
Until November 30, 2013, or such earlier date as Ceres may determine, the Manager will continue to provide existing services and support to the Corporation, including the services of the Chief Financial Officer and the Chief Transaction Officer with no additional management fee payable to the Manager after September 30, 2013; and

•	Ceres will continue to be responsible for all other third-party costs and out-of-pocket costs consistent with past practice.

As at March 31, 2014, management has determined the fair value of the potential additional payments provided for under the Transition Agreement is $970,000, and a provision for this amount is reported separately in current liabilities as at that date.  The fair value of each additional payment was determined using the binomial options pricing model, with a remaining term to September 30, 2018, using volatility of 35 percent and a risk-free interest rate of 1.71 percent.  Management recalculates the fair value of such potential additional payments as at each quarter-end and adjusts the provision recognized in the accounts in the quarter such adjustment would be necessary.

The Corporation negotiated an agreement with the Manager, whereby the Manager continued to provide the management services of the Chief Financial Officer (the “CFO”) from December 1, 2013 to March 31, 2014 (the “Term”).  The monthly fee for this arrangement was $25,000 plus HST.

 (b)    Other expenses

The Corporation is responsible for paying fees and expenses incurred in its operations and administration, except fees and expenses to be borne by the Manager as set out in the Management Agreement. In addition to the Management Fees payable to the Manager, Ceres shall reimburse the Manager for all expenses it incurs related to its duties (including payments to third parties in that regard) to the extent such expenses were incurred for and on behalf of Ceres. As at March 31, 2014, the amount due to the Manager was $nil (2013: $268,565).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

18.     INCOME TAXES

 (a)    Reconciliation of statutory tax provision to the effective tax provision

As the Corporation operates in several tax jurisdictions, its income is subject to taxation at various rates.

The provision for income taxes differs from the amount that would have resulted from applying the Canadian statutory income tax rates to income before income taxes for the following reasons:

	2014	2013
Loss before income taxes and share of net income in investments in associates:
Canada	$(15,512,509)	$(9,581,994)
United States of America	(5,543,796)	(5,705,965)
	$(21,056,305)	$(15,287,959)

Combined statutory Canadian federal and Ontario corporate income tax rate	26.50%	26.50%
Provision for income taxes recoverable using statutory rate	$(5,579,917)	$(4,051,309)

Adjusted for the income tax effects of:
Difference in tax rates applicable to subsidiaries	(694,637)	(714,957)
U.S. State taxes, net of U.S. federal benefit	(527,158)	(494,361)
Intercompany dividend eliminated on consolidation	(1,360,853)	(1,293,554)
Non-deductible portion of capital losses	455,375	41,714
Non-deductible portion of unrealized losses on investments (non-taxable portion of unrealized gains on investments)	(68,091)	578,993
Changes in unrecognized temporary difference on deferred income tax assets of Ceres and Riverland Ag	6,540,780	3,024,063
Other	(88,127)	338,141
	4,257,289	1,480,039

Income taxes recovered	$(1,322,628)	$(2,571,270)

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

18.     INCOME TAXES (continued)

The components of the provision for income taxes are as follows:

Canada	2014	2013
Current	$(135,488)	$57,340
Deferred	50,736	136,980
	(84,752)	194,320

United States of America - Federal
Current	(1,247,356)	12,769
Deferred	-	(2,422,145)
	(1,247,356)	(2,409,376)

United States of America - State
Current	9,480	1,889
Deferred	-	(358,103)
	9,480	(356,214)

Income taxes recovered	$(1,322,628)	$(2,571,270)

(b)    Deferred income tax liability

The tax effects of temporary differences that give rise to significant elements of the net deferred income tax liability are as follows:

	2014	2013
Deferred income tax assets
Non-capital and net operating losses carried-forward	$27,172,420	$18,306,069
Allowable capital losses carried forward	1,247,392	858,595
Deductible portion of unrealized depreciation of investments	981,910	983,368
Other temporary deductible differences, net of temporary taxable differences	3,164,616	3,924,290
Deferred income tax asset, before unrecognized deferred assets	32,566,338	24,072,322
Unrecognized deferred assets	(17,305,317)	(10,284,256)
Net deferred income tax asset	15,261,021	13,788,066

Deferred income tax liability, property, plant and equipment	(15,417,555)	(13,995,338)

Net deferred income tax liability	$(156,534)	$(207,272)

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

18.     INCOME TAXES (continued)

(c)    Tax losses carried forward

          (i)       Ceres

As at March 31, 2014, Ceres has accumulated non-capital losses in the amount of $38,047,399.  The non-capital losses are being carried forward and, unless utilized, will expire in the following taxation years:

Year of expiry	Amount
2028	$591,209
2029	2,064
2030	6,387,927
2031	5,943,058
2032	7,313,866
2033	6,347,141
2034	11,462,134
$38,047,399

As at March 31, 2014, Ceres has accumulated capital losses totaling $9,414,282, which are available indefinitely to be applied against capital gains in future taxation years.  The potential income tax benefit of the capital losses has not been recognized in the financial statements.

(ii)         Riverland Ag

As at March 31, 2014, Riverland Ag has accumulated net operating losses in the amounts noted below in USD, for federal and state income tax purposes.  These net operating losses are being carried forward and, unless utilized, will expire in the following taxation years:

Year of expiry	Federal	State
2031	$11,251,698	$14,327,160
2032	6,772,840	6,772,840
2033	7,764,470	7,764,470
2034	13,225,377	13,225,377
	$39,014,385	$42,089,847

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

19.     RELATED PARTY TRANSACTIONS

(a)    Management fees and other fees

Terms and conditions pertinent to management fees and other fees, and the amounts charged to operations related thereto, have been reported in Note 17(a) (Management fees and other expenses – management fees and other fees).

(b)    Key management personnel

The Corporation has defined key management personnel as senior executive officers, as well as the members of the Board of Directors, as they collectively have the authority and responsibility for planning, directing and controlling the activities of the Corporation and its subsidiaries. The following table summarizes total compensation expense for key management personnel for the years ended March 31, 2014 and 2013.

	2014	2013
Salaries, senior executive officers	$1,188,149	$735,956
Benefits, senior executive officers	34,859	63,947
Directors' fees	445,551	157,750
	$1,668,559	$957,653

20.     EMPLOYEE BENEFIT PLAN

On January 1, 2009, Riverland Ag established a qualified 401(k) profit-sharing plan in the United States of America that covers all of its employees reaching 21 years of age and who have completed two months of service. Riverland Ag employees are permitted to make voluntary contributions under a 401(k) arrangement and Riverland Ag contributes a fully vested safe harbor non-elective matching contribution of 3.00 percent of participants’ eligible wages. For the year ended March 31, 2014, Riverland Ag’s contribution was $164,330 (2013: $177,600).

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

21.     CHANGES IN NON-CASH WORKING CAPITAL ACCOUNTS

	2014	2013
Decrease (increase) in due from Broker, commodity futures contracts	$7,980,680	$(9,297,603)
Increase in net derivative assets	(458,109)	(626,030)
Decrease (increase) in accounts receivable	7,262,978	(3,365,006)
Decrease (increase) in inventories	62,834,829	(2,951,302)
Increase in GST - HST recoverable	(1,528,175)	-
Decrease in prepaid expenses and sundry assets	97,116	716,601
Increase in accounts payable and accrued liabilities	2,390,223	2,018,801
Decrease in management fees payable	(250,763)	(16,460)
Increase in provision for future payment to Front Street Capital	970,000	-
(Decrease) increase in due to Manager	(268,565)	213,565
	$79,030,214	$(13,307,434)

22.     MANAGEMENT OF CAPITAL

Ceres considers financial instruments in the form of Common Shares and Warrants (net of share issue costs) to represent capital. In managing this capital, the objectives of the Corporation are:

•	to safeguard the Corporation’s ability to continue as a going concern, be flexible and take advantage of business opportunities that are connected to its core business;
•	to provide an appropriate return to shareholders and other stakeholders;
•
to use active management strategies related to its development of its core business, which are intended to enhance the returns of the Corporation and concurrently minimize risk and reduce the risk of loss of capital, through global exposure to agricultural assets involved in the supply and demand chains of the agricultural sector and sector-influenced industries;

Riverland Ag, the operating subsidiary of Ceres, has capital requirements imposed by its lenders. As at March 31, 2014, Riverland Ag is required to comply with the following primary financial covenants and ratios concerning the revolving credit facility (Note 12, Bank indebtedness), including the maintenance of:

(a)   the ratio of “consolidated debt” to “consolidated tangible net worth” (as defined by the agreement) of not more than 4.0 to 1.0;
(b)  consolidated working capital of not less than USD$30 million; and
(c)  consolidated tangible net worth of not less than USD$90 million.

As at March 31, 2014 and 2013, Riverland Ag complies with the debt covenants for the revolving credit facility.

CERES GLOBAL AG CORP.
Notes to the Consolidated Financial Statements
March 31, 2014 and 2013

23.     CONTINGENT LIABILITY

During the quarter ended March 31, 2014, Ceres terminated its arrangements and ongoing discussions with a potential development partner with respect to the development and construction of a grain facility at the Northgate Commodities Logistics Centre (“NCLC”).  The termination of discussions with the potential partner may have implications for any amounts to be collected from the potential partner and amounts previously paid to Ceres by the potential partner in respect to its portion of NCLC site preparation costs under the Cost-Sharing Agreement.  The recovery and/or reimbursement of such amounts, if any, will be subject to negotiations with the potential partner.

On June 12, 2014, the potential partner initiated an action against the Corporation for injunctive relief and unspecified damages relating to the development and construction of a grain facility at the Corporation’s NCLC.  At the preparation of these consolidated financial statements, the Corporation is reviewing the compliant and intends to vigorously defend against this action.

24.     SUBSEQUENT EVENT

On May 23, 2014, the Corporation, through Riverland Ag, closed the sale of Manitowoc grain storage facility. The gross proceeds from the sale were USD$6.2 million. At March 31, 2014, the net book value relating to Manitowoc was been written down to an amount equal to the gross proceeds from the sale, as a result, there is no impact on the Statement of Comprehensive Loss. Pursuant to the purchase and sales agreement, Riverland Ag will lease back from the purchaser one million bushels of storage capacity at the Manitowoc grain facility for a three-year term.